ENDORSEMENT APPLICABLE TO
                          FIXED MATURITY OPTIONS (FMOs)

This endorsement is part of your Contract and the same definitions apply to the capitalized terms used herein. All references to "Contract" include "Certificate" where applicable. In this endorsement "we", "our" and "us" mean Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner.

THE FMO IS SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA") FORMULA THAT MAY RESULT IN ADJUSTMENTS, POSITIVE OR NEGATIVE, IN BENEFITS. AN MVA WILL NOT APPLY UPON TRANSFER TO A NEW FMO OR TO ANOTHER INVESTMENT OPTION ON THE EXPIRATION DATE OF THE FMO FROM WHICH YOUR ANNUITY ACCOUNT VALUE IS TO BE TRANSFERRED. THE AMOUNT IN AN FMO BEFORE APPLICATION OF AN MVA IS CALLED THE FIXED MATURITY AMOUNT. AMOUNTS ALLOCATED TO THE FMO ARE HELD IN OUR SEPARATE ACCOUNT NO. [46].

1. FIXED MATURITY OPTION (FMO)

   We will offer one or more FMOs. For each such FMO, we guarantee to credit an interest rate (called the FMO Rate to Maturity). Interest will be credited daily to amounts in the FMO. The duration of each FMO offered under the Contract and the FMO Rate to Maturity that applies to each FMO will be furnished by us upon request. The FMO duration and the FMO Rate for each FMO you initially elect are shown in the Data Pages.

   You may elect one or more FMO(s) according to our rules then in effect. Contributions and transfers to an FMO will be allocated according to your election. Contributions and transfers into the FMO will receive the FMO Rate to Maturity applicable to the elected FMO as of the Business Day we receive your Contribution or transfer request at our Processing Office. The amount held with respect to an FMO is called the Fixed Maturity Amount, plus interest at the Guaranteed Rate, minus any withdrawals, transfers and charges, if any, deducted from the FMO.

   The last day of an FMO is the Expiration Date. We will notify you at least 15 days but not more than 45 days before the Expiration Date of each FMO. One of the following three options may be elected at the Expiration Date, none of which will result in an MVA:

     (a) transfer an FMO into another FMO of any duration that we then offer;
     (b) transfer an FMO to another Investment Option;
     (c) make a withdrawal from the Fixed Maturity Amount (subject to any Withdrawal Charges and applicable restrictions, which may apply).

   If no election is made with respect to amounts in an FMO as of the Expiration Date, such amounts will be transferred into an FMO with the earliest Expiration Date. If we are not offering new FMOs then such amounts will be transferred into the Money Market Fund. During the 30 days following the Expiration Date, the full Fixed Maturity Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new FMO or other Investment Option.

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   If you are 76 or older, allocations may be made only to FMOs with maturities of five years or less; however, in no event may allocations be made to an FMO that extends beyond your Annuity Commencement Date.

   We have established Separate Account No. [46] and maintain it in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this Separate Account to support the Contract and other annuity contracts. The assets of a separate account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities, which arise out of any other business we conduct. We may transfer assets of a separate account including assets of the FMO, in excess of their reserves and other contract liabilities with respect to such account to another account or to our general account.

   We have the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account 46, (b) divide Separate Account 46 into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account 46 with any other Separate Account that is used for the same purpose as Separate 46.

2. TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

   If a request is made, other than as described in item 1 above, for a transfer to an Investment Option or a withdrawal, any such transfer or withdrawal from an FMO, will be subject to an MVA as described below. For this purpose, the Annuity Account Value in the FMO will be after the MVA. The MVA will be in addition to any withdrawal charges that apply.

   In addition, amounts applied from an FMO to provide a death benefit or any annuity form offered by us will be subject to an MVA, unless otherwise provided in the Data Pages.

   Payments or transfers from the FMO may be deferred up to six months while you are living. No transfers are permitted to an FMO from any Investment Option after the initial Contribution or transfer into such FMO.


3. MARKET VALUE ADJUSTMENT (MVA)

The MVA applicable upon withdrawal of the Fixed Maturity Amount from an FMO that applies to you is determined as follows:

     (a) We determine the Fixed Maturity Amount that will be payable on the Expiration Date, using the Guaranteed Rate for such FMO.
     (b) We determine the current Guaranteed Rate that applies to new Contributions for the same class of Contract as yours, under an FMO with the same Expiration Date as your FMO as follows:

         (1) Determine the period remaining in your FMO (based on the Business Day we receive your transaction request at our Processing Office or effective date for such determination) and convert the number of days into a fraction based on a 365 day year. For example, if you have 4 years and 65 days remaining in your FMO, 65 days is divided by 365 days and becomes .1781.

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             If the period remaining in your FMO is an exact number of years without any remaining days, the Guaranteed Rate applicable will be equal to the Guaranteed Rate determined in item (2) and no further calculation is necessary.

             If the period remaining in your FMO is less than one year, the Guaranteed Rate applicable will be the one year FMO Rate, if available but it will not be less than 3%.

         (2) Determine the current FMO rate applicable to an FMO equal to the number of years remaining in your FMO;

         (3) Determine the current FMO rate applicable to an FMO equal to the number of years remaining in your FMO, plus one year;
             The current Guaranteed Rate is equal to the Rate determined in item
             (2), plus the fraction determined in item (1), multiplied by the difference between the Rates determined in item (3) and item (2).

             For example, if there is 4 years and 65 days remaining until the Expiration Date of your FMO and if the rate is 4% for an FMO expiring in 4 years and the rate is 5% for an FMO expiring in 5 years, the rate for your FMO would be [4% + .1781 (5% - 4%)] which equals 4.18%.

         The current Guaranteed Rate for new allocations to an FMO is the rate we have in effect even if new allocations to that FMO would not be accepted. The Guaranteed Rate for new allocations to an FMO will never be less than 3%.

    (c) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in item (b) and the rate determined in item (c).

    (d) We subtract the current Fixed Maturity Amount from the result in (d). The result is the MVA, which may be positive or negative, applicable to such FMO.

   The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the Fixed maturity Amount in an FMO will be a percentage of the MVA that would be applicable upon a withdrawal of the entire Fixed Maturity Amount from an FMO. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the FMO by (ii) the Fixed Maturity Amount in such FMO prior to the withdrawal or transfer. The MVA will be in addition to any withdrawal or transfer charges which otherwise apply.

   If we are not offering an FMO to which the current Guaranteed Rate would apply, we will use the rate at the closest Expiration Date. NOTE: THE FOLLOWING PARAGRAPH REGARDING MOODY'S IS IN EQUIVEST(R) VANTAGE(SM). SHOULD WE INCLUDE THIS LANGUAGE FOR ACCUMULATOR? If we are no longer offering new FMOs, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the FMO on the date the Contribution was made to such FMO and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used. OR SHOULD WE KEEP THE FOLLOWING? If we are no longer offering new FMOs, we will use a procedure for determining such current rate that is stated in the Data pages or which we will develop and file with the Insurance Supervisory official of the appropriate jurisdiction.


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4. REPORTS AND NOTICES

   We will report the values of the FMO in the reports sent out as described in your Contract. Such report will include the Fixed Maturity Amount, MVA and Annuity Account Value in the FMO.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                      /s/ Pauline Sherman
--------------------------                      --------------------------------
Christopher M. Condron                          Pauline Sherman
Chairman and Chief Executive Officer            Senior Vice President, Secretary
                                                and Associate General Counsel






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